OHA Investment Corporation Announces New Credit Facility

NEW YORK, September 9, 2016, (GLOBE NEWSWIRE) – OHA Investment Corporation (NASDAQ: OHAI) (the “Company”) today announced that it has closed a new $56.5 million secured term loan credit facility (“Credit Facility”) with MidCap Financial, which replaces the Company’s existing investment facility. Initial proceeds of $40.5 million from this Credit Facility were used to pay off the $38.5 million balance on our previous investment facility, pay transaction expenses and provide balance sheet cash. The remaining $16 million consists of a delayed draw term loan, which is committed for one year, and is available to OHAI to grow our investment portfolio and operate our business. The Credit Facility bears an interest rate of LIBOR plus 5.35% for Eurodollar Loans, subject to a 1% LIBOR floor, and Base Rate plus 4.35% for Base Rate Loans. The Credit Facility has a maturity date of March 9, 2018, which can be extended for a six-month period at our option.

Commenting on the new Credit Facility, Steven Wayne, President and Chief Executive Officer of the Company, stated “The closing of this new Credit Facility is an important and positive step for OHAI as we continue to work on transitioning our portfolio away from legacy energy assets as it provides meaningful capital for us to grow and continue to diversify our investment portfolio. We are grateful to our partner, Midcap Financial, for providing us this Credit Facility.”

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3.8 billion in over 125 direct lending investments over the past 13 years.

About MidCap Financial
MidCap Financial is a middle market-focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm’s years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity. MidCap Financial’s debt solutions focus in five areas:

•	General and Healthcare Asset-Based working capital loans collateralized by third-party accounts receivable and other assets;

•	Leveraged loans to companies backed by private equity sponsors;

•	Life Sciences loans to VC-backed and public pharmaceutical, biotech, and medical device companies;

•	Real Estate loans to skilled nursing facilities, senior housing properties, and medical office buildings; and

•	Lender Finance term loans or revolvers provided across the consumer and commercial finance sectors.
Additional information about MidCap Financial can be found at www.midcapfinancial.com.
MidCap Financial refers to MidCap FinCo Limited, a private limited company domiciled in Ireland, and its subsidiaries, including MidCap Financial Services, LLC.  MidCap Financial Services, LLC employs all personnel and provides sourcing, due diligence and portfolio management services to MidCap FinCo Limited pursuant to a services agreement.  MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, LLC, pursuant to an investment management agreement between Apollo Capital Management, L.P. and MidCap FinCo Limited.  References to MidCap Financial prior to January 2015 are to its predecessor, MidCap Financial, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the “SEC”). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in OHA Investment Corporation should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q, in our current reports on Form 8-K, and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov, and in the Investor Relations section of our website at www.ohainvestmentcorporation.com. Prospective investors should read such materials carefully before investing.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price – Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com